Exhibit 99.1

FOR IMMEDIATE RELEASE:

For More Information Contact:

TIMOTHY R. KASMOCH, CEO

| 2254 Centennial Road | Toledo, Ohio 43617

| PHONE 419-535-6374 | FAX 419-535-7008

info@nviro.com

N-Viro International Announces Facility Acquisition

Toledo, Ohio, October 8, 2013 – N-Viro International Corporation (NVIC: OTCQB) announces it has entered into a contract to purchase a new wholly owned facility in Central Florida.  The facility, located strategically within our current customer area, is expected to reduce operating costs, improve profitability while providing long-term disposal services for our well established Central Florida customers.  The company expects to be in production at this new location in the first quarter 2014.

N-Viro’s wholly owned subsidiary, Florida N-Viro, has been operating in Florida for over 18 years, providing the highest quality waste treatment service using its N-Viro Soil technology.  The N-Viro process technologies, as defined by Florida Department of Environmental Protection, achieve Class AA status, the highest level of treatment in Florida.  The new facility will begin production using N-Viro Soil technology that produces a product widely accepted by its agricultural customers.

The new facility also provides the company the vehicle to expand services to include production of its advanced alternative fuel technology, N-Viro Fuel.  In addition to the expected technology expansion provided by this acquisition, N-Viro expects to source new customers and increase revenues.

N-Viro’s CEO and President Timothy Kasmoch said, “The acquisition is a major milestone for N-Viro International.  Most exciting however, is the potential for increased revenue, profitability and final development of our N-Viro Fuel technology in Florida.”

About N-Viro International

N-Viro International Corporation is a leader in the conversion of organic materials generated from industrial, agricultural and municipal sources.  The Company’s proprietary, patented technologies, unique services and materials handling expertise are combined to offer turnkey solutions in both soil enrichment and alternative fuel development.  For more information, please visit www.nviro.com or the N-Viro International Blog.

Special Cautionary Note Regarding Forward-Looking Statements

The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  Additional information and factors that may adversely affect these forward-looking statements are contained in the Company's reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.